EXHIBIT 5.1

September 16, 2002

Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 16, 2002, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,776,119 shares of Common Stock to be issued under the 1999 McAfee.com Corporation Stock Plan, and 27,000 shares to be issued under the 1999 McAfee.com Corporation Director Option Plan. Together, such plans are referred to herein as the “Plans,” and such shares are, collectively, referred to herein as the “Shares.”

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI